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                                AMENDMENT 1992-2
                      TO THE HAWAIIAN ELECTRIC INDUSTRIES
                            RETIREMENT SAVINGS PLAN

          In accordance with Section 10.1 of the Hawaiian Electric
Industries Retirement Savings Plan (the "Plan"), the Plan is hereby amended as follows:

          Appendix A to the Plan is amended to read in its entirety as set forth in Appendix A attached hereto.

          The amendment set forth herein shall be effective as of May 11, 1992.

          TO RECORD the adoption of this amendment to the Plan, the Hawaiian Electric Industries Pension Investment Committee has caused this document to be executed as of the 11th day of May, 1992.

                                           HAWAIIAN ELECTRIC INDUSTRIES
                                           PENSION INVESTMENT COMMITTEE

                                           By /s/ Peter C. Lewis
                                             --------------------------
                                              Peter C. Lewis
                                              Plan Administrator

                                           By /s/ Constance H. Lau
                                             --------------------------
                                              Constance H. Lau
                                              Asset Manager and Secretary


                                 EXHIBIT 4(s)
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                                   Appendix A
                                 ELECTION RULES
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Section 1. Forms
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     All consents, elections, applications, designations, etc. required or permitted under the Plan must be made on forms prescribed and furnished by the Plan Administrator, or in accordance with procedures established by the Plan Administrator, and shall be recognized only if properly completed, executed, and returned to the Plan Administrator.

Section 2. Amendments to or Revocations of Elections
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     (a) A Participant's salary reduction agreement and investment elections shall remain in effect until amended or revoked as provided in this Appendix A.

     (b) (1) A salary reduction agreement may be amended or revoked at any time by completing the Contribution Election Form. Amendments or revocations shall become effective as soon as practicable following receipt thereof by the Plan Administrator.

         (2) Pursuant to such an amendment a Participant may increase or decrease the rate of salary reduction (and Salary Reduction Contributions).

         (3) Such a revocation shall cause the discontinuation of salary reduction (and Salary Reduction Contributions).

     (c) A Participant may (at such times as may be permitted by the Plan Administrator and subject to such limitations and procedures as may be established by the Plan Administrator) (i) revise the portions of future contributions to the Plan to be invested in the investment alternatives or (ii) transfer all or a portion of his Accounts invested in one or more of the investment alternatives to one or more other investment alternatives.

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Section 3. Miscellaneous.
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Except as otherwise specifically defined in this Appendix A, all terms used in this Appendix A shall have the same meanings as set forth in Article I of the Plan.